INDUSTRY LEADERS(R) FUND
                         INVESTMENT MANAGEMENT AGREEMENT


AGREEMENT made this 25th day of October, 2006 between Claremont(R) Investment Partners LLC ("Claremont" or the "Adviser") and Industry Leaders(R) Fund, a Delaware business trust (the "Trust").

WHEREAS, the Trust is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which currently offers one series including three separate classes of shares. (A list of the Trust's current series and classes is attached hereto as Exhibit A.); and

WHEREAS, the Trust desires to retain the Adviser to act as its investment manager for each series of the Trust authorized now or in the future subject to the terms and conditions of this Management Agreement (this "Agreement");

NOW THEREFORE, in consideration of the promised and covenants set forth herein and intending to be legally bound hereby, it is agreed between the parties as follows:

SECTION 1. Investment Management Services.

The Adviser shall use its staff and other facilities to conduct and maintain a continuous review of each series' portfolio of securities and investments, and shall advise and assist each series of the Trust with respect to the selection, acquisition, holding and disposal of securities and investments. In so doing, the Adviser shall be guided by the investment objectives and policies of each series delineated and limited in documents filed with the U.S. Securities and Exchange Commission (the "Commission"), by policies adopted by the Board of Trustees of the Trust (the "Board") and by the provisions of the 1940 Act and the rules thereunder, so that at all times the Trust shall be in compliance with its policies and the provisions of the 1940 Act. The Trust agrees to supply the Adviser with copies of all such documents and to notify the Adviser of any changes in its investment objectives, policies and restrictions.

In rendering services to the Trust pursuant to this Agreement, the Adviser may employ, retain or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing the Adviser and/or the Trust with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities, or such other information, advice or assistance as the Adviser may deem necessary, appropriate or convenient for the discharge of its obligations under this Agreement or otherwise helpful to the Trust or in the discharge of its overall responsibilities with respect to the other accounts for which the Adviser or the Adviser's affiliates serve as investment manager.

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The Adviser and any person performing executive, administrative or trading functions for the Trust, whose services were made available to the Trust by the Adviser, are specifically authorized to allocate brokerage and principal business to firms that provide such services or facilities or to cause the Trust to pay a member of a securities exchange or any other securities broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange or broker or dealer would have charged for effecting that transaction if the Adviser or such person determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services (as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Adviser or such entity's over-all responsibilities with respect to the accounts as to which the Adviser or such entity exercise investment discretion.

The Adviser shall maintain a record of all the investments and securities which comprise the portfolios of each series of the Trust and shall furnish to the Board, at its regularly scheduled meetings and at such other times as the Board may reasonably request, a resume of the portfolios and report on all matters pertaining to the Adviser's services as investment manager. In addition, the Adviser shall furnish the Trust with such statistical information related to the investments of the Trust that is reasonably available to the Adviser as the Board shall reasonably request.

SECTION 2. Intellectual Property Rights

The Trust acknowledges that any and all intellectual property rights associated with the names "Industry Leaders(R) Fund", "Industry Leaders(R) Portfolio Strategy", "Industry Leaders(R) Index" and "Industry Leaders(R) Strategy Model" and any and all copyrights, trademarks, and trade names associated therewith (collectively, the "Marks") belong exclusively to the Adviser. The Adviser hereby grant to the Trust a limited-use exclusive license with respect to the right of usage of the Marks for purposes of activities related to operating and marketing an open-end mutual fund registered with the Commission under the 1940 Act. Such right is irrevocable during the term of this Agreement, but exclusive to the Trust only to the extent of the foregoing grant. The Trust agrees to comply with limitations on the use of the Marks in accordance with the 1940 Act and/or the regulations of the National Association of Securities Dealers, and the Trust shall further undertake to use reasonable efforts to ensure that Trust personnel, its distributors, service providers and its other representatives do the same. The Trust shall have the right to reproduce the Marks on documents filed with the Commission and any other Trust communications, including, but not limited to, prospectuses, business cards, letterhead stationery, and Trust marketing materials. The Trust shall not use the Marks in a disparaging manner. The Trust shall not take any action which is inconsistent with the Adviser's ownership of the Marks. The Trust agrees to include correct trademark, trade name, copyright, trade secret and patent notices for the Marks on all materials and equipment where appropriate. The Trust shall not remove, alter, cover, obfuscate or otherwise deface any Mark on any promotional or advertising material used in conjunction with operation of the Trust. In addition, The Trust acknowledges and agrees that the Adviser has reserved the right to use the Marks in its own business activities and/or grant the use of the Marks to, and to withdraw such right from, any other business or other enterprise, except within the scope of the limited-use exclusive right set forth above, and that the Adviser further reserves the right to withdraw from the Trust the right to use said Marks and will withdraw such right if the Trust ceases to employ, for any reason, the Adviser, an affiliate or any successor as adviser of the Trust. In the event this Agreement is terminated: (a) by the Adviser; or (b) by the Trust for Cause (as defined below), then the Trust shall continue to have the right to use the Marks for a period of six (6) months from the effective date of such termination. In the event this Agreement is terminated by the Trust without Cause, then the Trust's right to use the Marks shall cease sixty (60) days from the effective date of such termination. For purposes of the foregoing, "Cause" shall mean a finding by the Board, based upon reasonable evidence, that the Adviser has: (i) intentionally or repeatedly failed to perform the duties set forth in this Agreement, (ii) engaged in dishonest or willful misconduct in the performance of such duties or (iii) willfully violated any law, rule or regulation promulgated by a government entity or agency which either singly or in the aggregate would have a materially adverse effect on the Trust.

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SECTION 3. Multiple Capacities.

Nothing in this Agreement shall be deemed to prohibit the Adviser or the Adviser's affiliates from acting, and being separately compensated for acting, in one or more capacities on behalf of the Trust. The Trust understands that the Adviser and the Adviser's affiliates may, in the future, act as investment manager or in other capacities on behalf of other investment companies and customers. While information and recommendations the Adviser supplies to the Trust shall in the Adviser's judgment be appropriate under the circumstances and in light of the investment objectives and policies of the Trust, they may be different from the information and recommendations the Adviser supplies to other investment companies and customers. The Adviser shall give the Trust equitable treatment under the circumstances in supplying information, recommendations and any other services requested of the Adviser, but the Adviser shall not be required to give preferential treatment to the Trust as compared with the treatment given to any other investment company or customer. Whenever the Adviser shall act in multiple capacities on behalf of the Trust, the Adviser shall maintain the appropriate separate accounts and records for each such capacity.

SECTION 4. Compensation for Services.

Each class of Shares of the Trust will pay to the Adviser a management fee at the annualized rate set forth on Exhibit A attached hereto (the "Management Fee Rate"). The amount payable to the Adviser shall be calculated each calendar day as the product of 1/365th (except during leap years, which shall be calculated as 1/366th) of the Management Fee Rate multiplied by the respective class average daily Net Asset Value from the immediately preceding business day (each, a "Daily Calculated Fee"). The aggregate of the Daily Calculated Fees shall be payable to the Adviser in arrears on the first business day of each month with respect to the preceding month (collectively, the "Management Fee").

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SECTION 5.  Payment of Expenses.

The Adviser shall assume and pay all of the Adviser's own costs and expenses under this Agreement.

SECTION 6. Liability of the Investment Manager, Etc.

The Adviser shall be liable for its own acts and omissions caused by the Adviser's willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties or by the Adviser's reckless disregard of the Adviser's obligations under this Agreement, and nothing in this Agreement shall protect the Adviser against any such liability to the Trust or its security holders. The Adviser shall not be liable for the acts and omissions of any agent employed by the Adviser, nor for those of any bank, trust company, broker or other person with whom, or into whose hands, any monies, shares of the Trust or securities and investments may be deposited or come, pursuant to the provisions of this Agreement. The Adviser shall not be liable for any defect in title of any property acquired, nor for any loss unless it shall occur through the Adviser's own willful default. Subject to the first sentence of this section, the Adviser shall not be liable for any action taken or omitted on advice, obtained in good faith, of counsel, provided such counsel is satisfactory to the Trust.

SECTION7. Termination of Agreement.

This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days' written notice by the terminating party to the other party, by the Adviser or by the Trust, acting pursuant to a resolution adopted by its Board or by a vote of shareholders in accordance with the requirements of the 1940 Act. This Agreement shall automatically terminate in the event of its assignment. Termination shall not affect rights of the parties which have accrued prior thereto.

SECTION 8. Duration of Agreement.

Unless sooner terminated, this Agreement shall continue in effect for two years. The renewal and continuation of this Agreement shall be specifically subject to approval in accordance with the requirements of the 1940 Act by a majority of the Trustees, including a majority of the Trustees who are not "interested persons" of the Adviser or of the Trust, cast in person at a meeting specifically called for the purpose of voting on such approval.

SECTION 9. Definitions.

The terms "assignment" and "interested person" when used in this Agreement shall have the meanings given such terms in the 1940 Act and the rules and regulations thereunder.

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SECTION 10. Obligation of the Trust.

The Trust's Declaration of Trust is on file with the Secretary of the State of Delaware and notice is hereby given that this Agreement is made and executed on behalf of the Trust, and not by the Trustees or officers of the Trust individually, and the obligations of or arising out of this Agreement are not binding upon the Trustees, officers or shareholders of the Trust individually but are binding only upon the assets and property of one or more classes or series of the Trust.

SECTION 11. Concerning Applicable Provisions of Law, etc.

This Agreement shall be subject to all applicable provisions of law, including, without limitation, the applicable provisions of the 1940 Act, and to the extent that any provisions in this Agreement conflict with any such applicable provisions of law, the latter shall control.

SECTION 12. Counterparts.

This Agreement may be executed by any one or more of the parties in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

SECTION 13. Effective Date.

This Agreement is effective upon such date on or after its initial approval in accordance with the 1940 Act as may be agreed upon by the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first written above.


Attest:                                 Claremont(R) Investment Partners LLC


                                        By: _____________________Date:__________


Attest:                                 Industry Leaders(R) Fund


                                        By: _____________________Date:__________

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EXHIBIT A

Share Class     Fee
-------------------

D       0.45% of average daily net assets
I       0.45% of average daily net assets
L       0.45% of average daily net assets